Exhibit 99.1
News Media contact: Nicole Ducouer (336) 986-7090
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces Third-Quarter 2023 Results

•    Continued improvement in key performance metrics, despite a challenging sales environment.
•    GAAP gross margin of 31.1% decreased 260 basis points compared to prior year. Adjusted gross margin of 35.5% increased 100 basis points over prior year, ahead of expectations.
•    Reduced inventory by 17%, or $319 million sequentially, and 29%, or $620 million year-over-year.
•    Generated cash flow from operations of $155 million in the quarter and $287 million year-to-date.
•    Reduced total debt by $144 million in the quarter and approximately $270 million year-to-date. Ended quarter with approximately $1.2 billion of liquidity.
•    Company continues to expect to exit the year with meaningfully higher gross and operating margins, generate approximately $500 million of full-year operating cash flow, and pay down more than $400 million of debt in 2023. Updates full-year outlook.

WINSTON-SALEM, N.C. (November 9, 2023) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the third-quarter 2023.

“We’ve continued to drive improvement in core fundamentals while simultaneously assessing our business and options to unlock shareholder value,” said Steve Bratspies, CEO. “Despite the difficult global macroeconomic environment, which continues to pressure sales, we delivered meaningful improvement across key performance metrics and initiated an evaluation of strategic alternatives for our global Champion business. Our innerwear innovation is hitting the market and we’re gaining market share. Adjusted margins continue to improve as input cost inflation eases and we see the benefits of cost savings and efficiency initiatives. We’re reducing inventory, generating operating cash flow in line with historical levels, and paying down debt as planned. We expect further improvement in these key performance metrics in the fourth quarter.”

Highlights

•Input cost inflation continued to ease. The headwinds from commodity and ocean freight inflation continued to ease and represented approximately 135 net basis points of year-over-year gross margin headwind in the quarter, which compares to approximately 245 basis points of year-over-year gross margin headwind in second-quarter 2023 and approximately 310 basis points of year-over-year gross margin headwind in first-quarter 2023. Third quarter GAAP gross margin of 31.1% decreased 260 basis points as compared to prior year. Third quarter adjusted gross margin of 35.5% increased 100 basis points over prior year. The Company remains on track to exit the year with GAAP and Adjusted gross margin in the high 30% range.

•Further improved inventory position and generated positive operating cash flow. For the quarter, inventory decreased 17% sequentially and 29% year-over-year driven predominantly by the benefits of the Company’s inventory management capabilities, including SKU discipline and lifecycle management, and the continued sell-through of higher-cost inventory. The improvement in inventory helped generate $155 million of operating cash flow in the quarter and $287 million year-to-date. The Company remains on track to generate approximately $500 million of operating cash flow for the full year and exit the year with inventory below $1.5 billion.

•Strengthened balance sheet, including an additional $144 million debt paydown and an increased liquidity position. Through continued positive cash generation, the Company paid down $144 million of debt in the third quarter. Year-to-date, the Company has paid down approximately $270 million of debt and remains on track to reduce debt by more than $400 million in 2023. In addition, the Company proactively amended its credit agreement to provide greater strategic financial flexibility. The Company further strengthened its liquidity position to approximately $1.2 billion as of the end of the third quarter.

•Innovation helping drive market share gains in U.S. Innerwear. Revenue from new product innovation is up 40% over prior year in both the third quarter and year-to-date. The Company’s Hanes Originals product line, launched earlier this year supported by a national media campaign, is attracting new and younger consumers to the Hanes franchise. M by Maidenform, a collection of extremely soft-on-the-skin intimate apparel products focused on younger consumers, launched across channels in the quarter with strong initial consumer response. The Company is successfully leveraging its global scale, launching its innovation across geographies: Total Support Pouch in seven countries; Hanes Originals in five countries; and M by Maidenform already in four countries. The Company’s robust innovation pipeline provides visibility to new product offerings through 2025.

•Initiated evaluation of strategic alternatives for the global Champion business. On September 19, 2023, the Company announced it initiated an evaluation of strategic alternatives for its global Champion business, including, among others, a potential sale as well as continuing to operate the business as part of HanesBrands.

Third-Quarter 2023 Results

•Net sales from continuing operations of $1.51 billion decreased 9.5% compared to last year as the challenging global macroeconomic environment continued to pressure the topline. Excluding the $4 million unfavorable impact from foreign exchange rates, net sales on a constant currency basis decreased 9.3%. On a constant currency basis, growth in Latin America and Japan as well as consistent performance in U.S. Innerwear was more than offset by a decrease in U.S. Activewear, the continued macroeconomic-driven slowdown in consumer spending impacting Australia, as well as decreases in Europe and parts of Asia.

•Global Champion brand sales decreased 19% on a reported basis and 20% on a constant currency basis as compared to prior year. U.S. sales decreased 16% driven by the continued challenging activewear market dynamics. The U.S. performance also reflects the expected short-term impact from the Company’s continued strategic actions taken to strengthen the brand and position Champion for long-term profitable growth, including disciplined product and channel segmentation, shifting its mix, and assortment changes. Internationally, sales decreased 22% on a reported basis and 24% on a constant currency basis. Constant currency sales increased in Japan, which was more than offset by decreases in Europe, due to the expected cautious ordering from wholesale partners, as well as the macroeconomic headwinds impacting demand in parts of Asia and Australia.

•Gross Profit of $470 million decreased 16% and gross margin decreased 260 basis points to 31.1% as compared to prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential transformation plan and its global Champion performance plan, was $536 million. Adjusted Gross Margin of 35.5% increased 100 basis points as compared to third-quarter 2022, ahead of the Company’s outlook. The improvement was driven by a combination of factors, including the overlap of last year’s manufacturing timeout costs and the benefits from select price increases and cost savings initiatives, which more than offset the impact from product mix as well as continued but diminishing headwinds from input cost inflation. As expected, headwinds from commodity and ocean freight inflation continued to ease and represented approximately 135 net basis points of year-over-year margin headwind in the quarter as the Company continued to sell through its higher-cost inventory.

•Selling, General and Administrative (SG&A) expenses decreased 4% to $404 million as compared to last year. Adjusted SG&A expenses, which exclude certain costs related to the Company’s Full Potential transformation plan and its global Champion performance plan, decreased 4%, or more than $15 million, year-over-year to $393 million. The year-over-year decrease in adjusted SG&A was driven by benefits from cost savings initiatives, particularly in distribution, disciplined expense management, as well as lower variable expenses, including selling and marketing. As a percent of net sales, adjusted SG&A expense of 26.0% increased 160 basis points over prior year as cost controls and expense efficiencies were more than offset by the overlap of last year’s variable compensation benefit and fixed cost deleverage from lower sales.

•Operating Profit and Operating Margin in third-quarter 2023 were $66 million and 4.4%, respectively, which compared to $141 million and 8.5%, respectively, in the prior year. Adjusted Operating Profit of $143 million decreased from $168 million in third-quarter 2022. Adjusted Operating Margin of 9.5% decreased approximately 60 basis points from prior year.

•Interest and Other Expenses for third-quarter 2023 were approximately $82 million as compared to approximately $45 million in the prior year. The increase was driven primarily by higher average interest rates.

•Tax Expense for third-quarter 2023 was $23 million. Adjusted Tax Expense, which excluded an approximate $4 million discrete tax benefit in the quarter, was approximately $27 million. For third-quarter 2022, the tax expense and adjusted tax expense were $16 million and $21 million, respectively. Effective and Adjusted Tax Rates for third-quarter 2023 were (146.2)% and 44.5%, respectively. For third-quarter 2022, the effective tax rate and the adjusted effective tax rate were 17.0%. The Company's effective tax rate for third-quarter 2023 is not reflective of the U.S. statutory rate due to valuation allowances against certain net deferred tax assets.

•Loss from continuing operations totaled approximately $(39) million, or $(0.11) per diluted share in third-quarter 2023. This compares to income from continuing operations of $80 million, or $0.23 per diluted share, last year. Adjusted income from continuing operations totaled $34 million, or $0.10 per diluted share. This compares to adjusted income from continuing operations of $102 million, or $0.29 per diluted share, in third-quarter 2022.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential transformation plan and global Champion performance plan charges.

Third-Quarter 2023 Business Segment Summary

•Innerwear sales were consistent with prior year, in line with the Company’s expectations, as it gained market share despite a low single-digit decrease in the market. Market share gains across its Men’s, Women’s and Socks categories were driven by a combination of retail space gains, a successful back-to-school campaign, improved on-shelf availability and consumer-focused innovation. For the quarter, the Company delivered strong sales growth in Women’s led by the continued positive consumer response to its Hanes Originals innovation as well as the launch of its M by Maidenform innovation. This year-over-year sales growth was offset by a decrease in its Men’s business, which experienced a larger part of its seasonal back-to-school shipment in the second quarter of this year as opposed to a larger part of those seasonal shipments occurring in the third quarter of last year.

Operating margin of 17.5% increased approximately 150 basis points over prior year driven primarily by the overlap of last year’s manufacturing timeout costs, which more than offset input cost inflation as the Company sold through the remainder of its high-cost innerwear inventory.

•Activewear sales decreased 17% compared to prior year. The segment experienced decreases across most channels and brands driven by ongoing headwinds within the activewear category, including soft consumer demand and excess channel inventory. In addition to the category headwinds, Champion sales performance in the U.S. also reflects the expected short-term impact from the Company’s continued strategic actions taken to strengthen the brand and position Champion for long-term profitable growth, including a more disciplined product and channel segmentation approach, a shift in mix, and assortment changes.

Operating margin for the segment of 6.5% increased 770 basis points sequentially. Compared to the third quarter of last year, segment operating margin decreased approximately 510 basis points. The year-over-year decrease was driven by the impact from unfavorable product mix, input cost inflation as the Company continues to sell through its higher-cost activewear inventory and lower sales volume. These headwinds more than offset the benefits from the overlap of last year’s manufacturing timeout costs and disciplined expense management.

•International sales decreased 12% on a reported basis, including $4 million from unfavorable foreign exchange rates. International sales decreased 11% on a constant currency basis compared to prior year. In constant currency, Innerwear growth in the Americas and Champion growth in Japan were more than offset by a decrease in Australia, which was driven by a very challenging macroeconomic environment, as well as Champion decreases in Europe and parts of Asia.

Operating margin for the segment of 12.7% decreased approximately 120 basis points compared to prior year driven primarily by the impact from lower sales volume and input cost inflation, which was partially offset by the benefits from cost savings and efficiency initiatives.

Cash Flow, Balance Sheet and Liquidity

•Total liquidity position at the end of third-quarter 2023 was approximately $1.2 billion, consisting of $191 million of cash and equivalents and approximately $1 billion of available capacity under the Company’s credit facilities.

•Based on the calculation as defined in the Company’s senior secured credit facility, the Leverage Ratio at the end of third-quarter 2023 was 5.5 times on a net debt-to-adjusted EBITDA basis, which was below its third-quarter 2023 covenant of 6.75 times and compared to 3.9 times at the end of third-quarter 2022 (See Table 6-B).

•Inventory at the end of third-quarter 2023 of $1.52 billion decreased 17% sequentially and decreased 29%, or $620 million, year-over-year. The year-over-year decrease was driven predominantly by the benefits of its inventory management capabilities, including SKU discipline and lifecycle management, and the continued sell-through of higher-cost inventory.

•Cash flow from operations was $155 million in third-quarter 2023 as compared to a use of cash of approximately $(51) million last year. The $206 million year-over-year increase in operating cash flow was driven by improved working capital. Free cash flow was $153 million in third-quarter 2023, a $237 million increase from last year’s $(84) million use of cash.

Fourth-Quarter and Full-Year 2023 Financial Outlook

With respect to its 2023 guidance, the Company’s outlook reflects, but is not limited to, the following assumptions: a muted global consumer demand environment given the continued macroeconomic uncertainty, and year-over-year improvement in fourth-quarter margins, as lower-cost inventory currently being produced is sold and it anniversaries last year’s manufacturing time-out costs related to its inventory reduction initiative in 2022.

The Company is providing guidance on tax expense due to the expected fluctuation of its quarterly tax rate, stemming from the deferred tax reserve matter previously disclosed in the fourth quarter of 2022. Importantly, the reserve does not impact cash taxes. Some portion of the reserve may reverse in future periods.

For fiscal year 2023, which ends on December 30, 2023, the Company currently expects, exclusive of any deferred tax reserve reversal:

•    Net sales from continuing operations of approximately $5.70 billion, which includes a projected headwind of approximately $65 million from changes in foreign currency exchange rates. This represents an approximate 9% decrease as compared to prior year on a reported basis and an approximate 8% decrease on a constant currency basis.

•    GAAP operating profit from continuing operations of approximately $309 million.

•    Adjusted operating profit from continuing operations of approximately $425 million, which includes a projected headwind of approximately $10 million from changes in foreign currency exchange rates.

•    Pretax charges for actions totaling approximately $123 million. These charges include: Full Potential transformation plan-related charges of approximately $31 million and global Champion performance plan-related charges of approximately $85 million, both included in operating profit; as well as refinancing-related charges of approximately $7 million included in interest and other expenses in first-quarter 2023.

•    GAAP and Adjusted Interest and Other expenses of approximately $317 million and $310 million, respectively.

•    GAAP Tax expense of approximately $71 million. Adjusted Tax expense of approximately $75 million, which excludes a $4 million discrete tax benefit in third-quarter 2023.

•    GAAP loss per share from continuing operations of approximately $(0.22).

•    Adjusted earnings per share from continuing operations of approximately $0.12.

•    Cash flow from operations of approximately $500 million.

•Capital investments of approximately $100 million, consisting of approximately $50 million of capital expenditures and approximately $50 million of cloud computing arrangements. Per GAAP, capital expenditures are reflected in cash from investing activities and certain cloud computing arrangements are reflected in Other Assets within cash flow from operating activities. The approximate $50 million of cloud computing arrangements is factored into the full-year cash flow from operations guidance of approximately $500 million.

•    Free cash flow of approximately $450 million.

•    Fully diluted shares outstanding of approximately 351 million.

For fourth-quarter 2023, which ends on December 30, 2023, the Company currently expects, exclusive of any deferred tax reserve reversal:

•    Net sales from continuing operations of approximately $1.36 billion, which includes a projected headwind of approximately $12 million from changes in foreign currency exchange rates. This represents a decrease of approximately 8% as compared to prior year on a reported basis and approximately 7% on a constant currency basis.

•    GAAP operating profit from continuing operations of approximately $116 million.

•    Adjusted operating profit from continuing operations of approximately $131 million, which includes a projected headwind of approximately $2 million from changes in foreign currency exchange rates.

•    Pretax charges for actions related to the Full Potential transformation plan and the global Champion performance plan of approximately $15 million.

•    GAAP and Adjusted Interest and Other expenses of approximately $80 million.

•GAAP and Adjusted Tax expense of approximately $18 million.

•GAAP earnings per share from continuing operations of approximately $0.05.

•Adjusted earnings per share from continuing operations of approximately $0.09.

•Fully diluted shares outstanding of approximately 352 million.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures
To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income (loss) from continuing operations, adjusted income tax expense, adjusted income (loss) from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA, adjusted effective tax rate, adjusted interest and other expense, net debt, leverage ratio and free cash flow.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income (loss) from continuing operations before income tax is defined as income (loss) from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted interest and other expenses is defined as interest and other expenses excluding actions and adjusted effective tax rate is defined as adjusted income tax expense divided by adjusted income (loss) from continuing operations before income tax.

Charges for actions taken in 2023 and 2022, as applicable, include the global Champion performance plan, supply chain segmentation, headcount actions and related severance charges, technology charges, gain/loss on classification of assets held for sale, professional services, loss on extinguishment of debt, gain on final settlement of cross currency swap contracts and the tax effects thereof. The global Champion performance plan includes actions and related charges regarding the Company’s accelerated and enhanced strategic initiatives to further streamline the operations and position the brand for long term profitable growth and the evaluation of strategic alternatives for the global Champion business.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential transformation plan, the global Champion performance plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as net income (loss) before the impacts of discontinued operations, interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (x) restructuring charges related to the Full Potential transformation plan, the global Champion performance plan, and other action-related charges described in more detail in Table 6-A and (y) certain other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”) described in more detail in Table 6-B. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Net debt is defined as the total of current debt, long-term debt, and borrowings under the accounts receivable securitization facility (excluding long-term debt issuance costs and debt discount and borrowings of unrestricted subsidiaries under the accounts receivable securitization facility) less (x) other debt and cash adjustments and (y) cash and cash equivalents. Leverage ratio is the ratio of net debt to adjusted EBITDA as it is defined in our Credit Agreement.

The Company defines free cash flow as net cash from operating activities less capital expenditures. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our plans, expectations, long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, guidance and predictions regarding expected operating results, including related to our ability to successfully execute our Full Potential transformation plan, global Champion performance plan, and other strategic actions to achieve the desired results; statements made in the Fourth-Quarter and Full-Year 2023 Financial Outlook section of this release; and statements regarding our future capital allocation strategy, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs, plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to identify, execute, and realize the benefits from, any potential strategic transaction involving Champion; our ability to successfully execute our Full Potential transformation plan, global Champion performance plan, or any modifications thereto to achieve the desired results; the rapidly changing retail environment and the level of consumer demand; our reliance on a relatively small number of customers for a significant portion of our sales; our ability to deleverage on the anticipated time frame or at all, which could negatively impact our ability to satisfy the financial covenants in our Credit Agreement or other contractual arrangements; any inadequacy, interruption, integration failure or security failure with respect to our information technology (including the ransomware attack announced May 31, 2022); the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the availability of global supply chain resources; future intangible assets or goodwill impairment due to changes in our business, market conditions, or other factors, including any sale of the

Champion business; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets and ongoing labor shortages generally; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations, including regional and global military conflicts; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 51,000 associates in 32 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended			Nine Months Ended
	September 30, 2023	October 1, 2022	% Change	September 30, 2023	October 1, 2022	% Change
Net sales	$1,511,306	$1,670,741	(9.5)%	$4,339,696	$4,760,364	(8.8)%
Cost of sales	1,040,995	1,107,889		2,936,955	3,041,233
Gross profit	470,311	562,852	(16.4)%	1,402,741	1,719,131	(18.4)%
As a % of net sales	31.1%	33.7%		32.3%	36.1%
Selling, general and administrative expenses	404,349	421,408	(4.0)%	1,210,056	1,259,921	(4.0)%
As a % of net sales	26.8%	25.2%		27.9%	26.5%
Operating profit	65,962	141,444	(53.4)%	192,685	459,210	(58.0)%
As a % of net sales	4.4%	8.5%		4.4%	9.6%
Other expenses	9,111	3,212		31,145	6,088
Interest expense, net	72,609	41,721		205,666	107,408
Income (loss) from continuing operations before income tax expense	(15,758)	96,511		(44,126)	345,714
Income tax expense	23,041	16,410		51,541	58,775
Income (loss) from continuing operations	(38,799)	80,101	(148.4)%	(95,667)	286,939	(133.3)%
Income from discontinued operations, net of tax	—	—		—	3,965
Net income (loss)	$(38,799)	$80,101		$(95,667)	$290,904

Earnings (loss) per share - basic:
Continuing operations	$(0.11)	$0.23		$(0.27)	$0.82
Discontinued operations	—	—		—	0.01
Net income (loss)	$(0.11)	$0.23		$(0.27)	$0.83

Earnings (loss) per share - diluted:
Continuing operations	$(0.11)	$0.23		$(0.27)	$0.82
Discontinued operations	—	—		—	0.01
Net income (loss)	$(0.11)	$0.23		$(0.27)	$0.83

Weighted average shares outstanding:
Basic	350,667	349,884		350,534	349,969
Diluted	350,667	350,316		350,534	350,691

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
Impact of Foreign Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and nine months ended September 30, 2023 and a comparison to prior year:

	Quarter Ended September 30, 2023
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended October 1, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,511,306	$(3,941)	$1,515,247	$1,670,741	(9.5)%	(9.3)%
Gross profit	470,311	(4,077)	474,388	562,852	(16.4)	(15.7)
Operating profit	65,962	(1,476)	67,438	141,444	(53.4)	(52.3)
Diluted earnings (loss) per share from continuing operations	$(0.11)	$0.00	$(0.11)	$0.23	(147.8)%	(147.8)%

As adjusted:[2]
Net sales	$1,511,306	$(3,941)	$1,515,247	$1,670,741	(9.5)%	(9.3)%
Gross profit	535,945	(4,077)	540,022	575,954	(6.9)	(6.2)
Operating profit	143,033	(1,476)	144,509	167,895	(14.8)	(13.9)
Diluted earnings per share from continuing operations	$0.10	$0.00	$0.10	$0.29	(65.5)%	(65.5)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the quarters ended September 30, 2023 and October 1, 2022 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

	Nine Months Ended September 30, 2023
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Nine Months Ended October 1, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$4,339,696	$(53,023)	$4,392,719	$4,760,364	(8.8)%	(7.7)%
Gross profit	1,402,741	(28,201)	1,430,942	1,719,131	(18.4)	(16.8)
Operating profit	192,685	(7,617)	200,302	459,210	(58.0)	(56.4)
Diluted earnings (loss) per share from continuing operations	$(0.27)	$(0.01)	$(0.26)	$0.82	(132.9)%	(131.7)%

As adjusted:[2]
Net sales	$4,339,696	$(53,023)	$4,392,719	$4,760,364	(8.8)%	(7.7)%
Gross profit	1,473,150	(28,201)	1,501,351	1,733,264	(15.0)	(13.4)
Operating profit	293,938	(7,617)	301,555	496,843	(40.8)	(39.3)
Diluted earnings per share from continuing operations [3]	$0.02	$(0.01)	$0.04	$0.91	(97.8)%	(95.6)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the nine months ended September 30, 2023 and October 1, 2022 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

3	Amounts may not be additive due to rounding.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended			Nine Months Ended
	September 30, 2023	October 1, 2022	% Change	September 30, 2023	October 1, 2022	% Change
Segment net sales:
Innerwear	$622,567	$625,082	(0.4)%	$1,881,452	$1,889,807	(0.4)%
Activewear	383,600	461,043	(16.8)	966,089	1,178,380	(18.0)
International	440,923	502,066	(12.2)	1,311,509	1,436,384	(8.7)
Other	64,216	82,550	(22.2)	180,646	255,793	(29.4)
Total net sales	$1,511,306	$1,670,741	(9.5)%	$4,339,696	$4,760,364	(8.8)%

Segment operating profit:
Innerwear	$108,970	$99,797	9.2%	$305,546	$343,602	(11.1)%
Activewear	24,853	53,491	(53.5)	31,740	125,332	(74.7)
International	56,130	69,890	(19.7)	140,060	215,281	(34.9)
Other	3,351	4,839	(30.8)	(5,479)	9,501	(157.7)
General corporate expenses/other	(50,271)	(60,122)	(16.4)	(177,929)	(196,873)	(9.6)
Total operating profit before restructuring and other action-related charges	143,033	167,895	(14.8)	293,938	496,843	(40.8)
Restructuring and other action-related charges	(77,071)	(26,451)	191.4	(101,253)	(37,633)	169.1
Total operating profit	$65,962	$141,444	(53.4)%	$192,685	$459,210	(58.0)%

	Quarters Ended			Nine Months Ended
	September 30, 2023	October 1, 2022	Basis Points Change	September 30, 2023	October 1, 2022	Basis Points Change
Segment operating margin:
Innerwear	17.5%	16.0%	154	16.2%	18.2%	(194)
Activewear	6.5	11.6	(512)	3.3	10.6	(735)
International	12.7	13.9	(119)	10.7	15.0	(431)
Other	5.2	5.9	(64)	(3.0)	3.7	(675)
General corporate expenses/other	(3.3)	(3.6)	27	(4.1)	(4.1)	4
Total operating margin before restructuring and other action-related charges	9.5	10.0	(58)	6.8	10.4	(366)
Restructuring and other action-related charges	(5.1)	(1.6)	(352)	(2.3)	(0.8)	(154)
Total operating margin	4.4%	8.5%	(410)	4.4%	9.6%	(521)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$191,091	$238,413
Trade accounts receivable, net	712,828	721,396
Inventories	1,516,779	1,979,672
Other current assets	175,058	178,946
Current assets held for sale	—	13,327
Total current assets	2,595,756	3,131,754
Property, net	415,527	442,404
Right-of-use assets	427,610	414,894
Trademarks and other identifiable intangibles, net	1,201,008	1,255,693
Goodwill	1,093,099	1,108,907
Deferred tax assets	20,133	20,162
Other noncurrent assets	160,155	130,062
Total assets	$5,913,288	$6,503,876

Liabilities
Accounts payable	$789,923	$917,481
Accrued liabilities	493,134	498,028
Lease liabilities	112,721	114,794
Accounts Receivable Securitization Facility	200,500	209,500
Current portion of long-term debt	59,000	37,500
Current liabilities held for sale	—	13,327
Total current liabilities	1,655,278	1,790,630
Long-term debt	3,310,256	3,612,077
Lease liabilities - noncurrent	348,072	326,644
Pension and postretirement benefits	107,539	116,167
Other noncurrent liabilities	218,107	260,094
Total liabilities	5,639,252	6,105,612

Stockholders’ equity
Preferred stock	—	—
Common stock	3,500	3,490
Additional paid-in capital	348,837	334,676
Retained earnings	476,796	572,106
Accumulated other comprehensive loss	(555,097)	(512,008)
Total stockholders’ equity	274,036	398,264
Total liabilities and stockholders’ equity	$5,913,288	$6,503,876

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows1
(in thousands)
(Unaudited)

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Operating Activities:
Net income (loss)	$(38,799)	$80,101	$(95,667)	$290,904
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	20,543	19,585	56,246	56,140
Amortization of acquisition intangibles	4,133	4,558	12,478	14,045
Other amortization	3,458	2,925	9,856	8,121
Loss on extinguishment of debt	—	—	8,466	—
(Gain) loss on sale of business and classification of assets held for sale	(1,558)	4,310	3,641	(6,185)
Amortization of debt issuance costs and debt discount	2,338	1,727	6,577	5,483
Other	(2,853)	5,276	8,984	11,717
Changes in assets and liabilities:
Accounts receivable	(34,502)	(23,919)	12,169	(63,003)
Inventories	311,636	(72,529)	444,592	(612,544)
Other assets	15,784	(22,080)	(20,833)	(71,613)
Accounts payable	(164,440)	(74,052)	(125,411)	(22,289)
Accrued pension and postretirement benefits	1,241	(571)	4,181	(1,066)
Accrued liabilities and other	38,130	24,061	(37,935)	(101,392)
Net cash from operating activities	155,111	(50,608)	287,344	(491,682)
Investing Activities:
Capital expenditures	(2,220)	(33,009)	(35,790)	(70,955)
Purchase of trademarks	—	—	—	(103,000)
Proceeds from sales of assets	66	37	172	259
Other	1,300	—	20,241	(5,640)
Net cash from investing activities	(854)	(32,972)	(15,377)	(179,336)
Financing Activities:
Borrowings on Term Loan Facilities	—	—	891,000	—
Repayments on Term Loan Facilities	(14,750)	(6,250)	(29,500)	(18,750)
Borrowings on Accounts Receivable Securitization Facility	677,500	565,800	1,728,500	1,303,589
Repayments on Accounts Receivable Securitization Facility	(626,000)	(459,000)	(1,737,500)	(1,092,089)
Borrowings on Revolving Loan Facilities	639,000	610,000	1,616,500	1,337,500
Repayments on Revolving Loan Facilities	(820,000)	(539,000)	(1,908,500)	(908,500)
Borrowings on Senior Notes	—	—	600,000	—
Repayments on Senior Notes	—	—	(1,436,884)	—
Borrowings on notes payable	—	—	—	21,454
Repayments on notes payable	—	—	—	(21,713)
Share repurchases	—	—	—	(25,018)
Cash dividends paid	—	(52,341)	—	(156,962)
Payments to amend and refinance credit facilities	(268)	(182)	(28,503)	(633)
Other	(92)	(85)	(2,884)	(3,630)
Net cash from financing activities	(144,610)	118,942	(307,771)	435,248
Effect of changes in foreign exchange rates on cash	(10,388)	(30,153)	(11,518)	(71,728)
Change in cash and cash equivalents	(741)	5,209	(47,322)	(307,498)
Cash and cash equivalents at beginning of period	191,832	247,922	238,413	560,629
Cash and cash equivalents at end of period	$191,091	$253,131	$191,091	$253,131

1	The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities in the periods prior to the sale of the European Innerwear business on March 5, 2022. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of results as reported under GAAP to the results as adjusted for the quarter and nine months ended September 30, 2023 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the global Champion performance plan, the Full Potential transformation plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

Restructuring and other action-related charges in 2023 and 2022 include the following:

Global Champion performance plan
The global Champion performance plan includes actions and related charges regarding the Company’s accelerated and enhanced strategic initiatives to further streamline the operations and position the brand for long term profitable growth and the evaluation of strategic alternatives for the global Champion business, which includes over $59 million of inventory write-downs related to the execution of its channel, mix and product segmentation strategy including the exit of discontinued programs, which are reflected in gross profit, and over $14 million of charges related to supply chain segmentation, store closures, severance and other costs of which nearly $5 million are reflected in gross profit and over $9 million are reflected in selling, general and administrative expenses.

Supply chain segmentation	Represents charges related to the supply chain segmentation to restructure and position the Company’s manufacturing network to align with its Full Potential transformation plan demand trends.
Headcount actions and related severance
Represents charges related to operating model initiatives primarily headcount actions and related severance charges and adjustments as a result of the implementation of the Company’s Full Potential transformation plan.

Technology	Represents technology charges related to the implementation of the Company’s technology modernization initiative which includes a global enterprise resource planning platform under its Full Potential transformation plan.
Professional services	Represents professional fees, primarily including consulting and advisory services, related to the implementation of the Company’s Full Potential transformation plan.
Gain/loss on sale of business and classification of assets held for sale	Gain/loss associated with the sale of the Company’s U.S. Sheer Hosiery business and adjustments to the related valuation allowance prior to the sale, primarily from the changes in carrying value due to changes in working capital.
Loss on extinguishment of debt	Represents charges related to the redemption of the Company’s 4.625% Senior Notes and 3.5% Senior Notes in the first quarter of 2023.
Gain on final settlement of cross currency swap contracts	Primarily represents the remaining gain related to cross-currency swap contracts previously designated as cash flow hedges in AOCI which was released into earnings as the Company unwound the cross-currency swap contracts in connection with the redemption of the 3.5% Senior Notes at the time of settlement in the first quarter of 2023.
Discrete tax benefits	Represents an adjustment to non-cash reserves established at December 31, 2022 related to deferred taxes established for Swiss statutory impairments, which are not indicative of the Company’s core business operations.
Tax effect on actions	Represents the applicable effective tax rate on the restructuring and other action-related charges based on the jurisdiction of where the charges were incurred.

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Gross profit, as reported under GAAP	$470,311	$562,852	$1,402,741	$1,719,131
As a % of net sales	31.1%	33.7%	32.3%	36.1%
Restructuring and other action-related charges:
Global Champion performance plan	64,105	—	64,105	—
Full Potential transformation plan:
Supply chain segmentation	660	13,298	5,435	14,587
Headcount actions and related severance	869	(196)	869	(196)
Other	—	—	—	(258)
Gross profit, as adjusted	$535,945	$575,954	$1,473,150	$1,733,264
As a % of net sales	35.5%	34.5%	33.9%	36.4%

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Selling, general and administrative expenses, as reported under GAAP	$404,349	$421,408	$1,210,056	$1,259,921
As a % of net sales	26.8%	25.2%	27.9%	26.5%
Restructuring and other action-related charges:
Global Champion performance plan	(9,630)	—	(9,630)	—
Full Potential transformation plan:
Technology	(1,013)	(2,622)	(8,296)	(9,052)
Headcount actions and related severance	(1,662)	(178)	(4,507)	916
Professional services	(165)	(6,020)	(3,813)	(21,014)
Gain (loss) on classification of assets held for sale	1,558	(4,310)	(3,641)	6,558
Other	(525)	(219)	(957)	(908)
Selling, general and administrative expenses, as adjusted	$392,912	$408,059	$1,179,212	$1,236,421
As a % of net sales	26.0%	24.4%	27.2%	26.0%

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Operating profit, as reported under GAAP	$65,962	$141,444	$192,685	$459,210
As a % of net sales	4.4%	8.5%	4.4%	9.6%
Restructuring and other action-related charges:
Global Champion performance plan	73,735	—	73,735	—
Full Potential transformation plan:
Technology	1,013	2,622	8,296	9,052
Supply chain segmentation	660	13,298	5,435	14,587
Headcount actions and related severance	2,531	(18)	5,376	(1,112)
Professional services	165	6,020	3,813	21,014
(Gain) loss on sale of business and classification of assets held for sale	(1,558)	4,310	3,641	(6,558)
Other	525	219	957	650
Operating profit, as adjusted	$143,033	$167,895	$293,938	$496,843
As a % of net sales	9.5%	10.0%	6.8%	10.4%

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Interest expense, net and other expenses, as reported under GAAP	$81,720	$44,933	$236,811	$113,496
Restructuring and other action-related charges:
Loss on extinguishment of debt	—	—	(8,466)	—
Gain on final settlement of cross currency swaps	—	—	1,370	—
Interest expense, net and other expenses, as adjusted	$81,720	$44,933	$229,715	$113,496

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Income (loss) from continuing operations before income tax expense, as reported under GAAP	$(15,758)	$96,511	$(44,126)	$345,714
Restructuring and other action-related charges:
Global Champion performance plan	73,735	—	73,735	—
Full Potential transformation plan:
Technology	1,013	2,622	8,296	9,052
Supply chain segmentation	660	13,298	5,435	14,587
Headcount actions and related severance	2,531	(18)	5,376	(1,112)
Professional services	165	6,020	3,813	21,014
(Gain) loss on sale of business and classification of assets held for sale	(1,558)	4,310	3,641	(6,558)
Other	525	219	957	650
Loss on extinguishment of debt	—	—	8,466	—
Gain on final settlement of cross currency swaps	—	—	(1,370)	—
Income from continuing operations before income tax expense, as adjusted	$61,313	$122,962	$64,223	$383,347

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Income tax expense, as reported under GAAP	$23,041	$16,410	$51,541	$58,775
Restructuring and other action-related charges:
Discrete tax benefits	4,263	—	4,263	—
Tax effect on actions	—	4,493	—	6,394
Total benefit included in income tax expense	4,263	4,493	4,263	6,394
Income tax expense, as adjusted	$27,304	$20,903	$55,804	$65,169

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Income (loss) from continuing operations, as reported under GAAP	$(38,799)	$80,101	$(95,667)	$286,939
Restructuring and other action-related charges:
Global Champion performance plan	73,735	—	73,735	—
Full Potential transformation plan:
Technology	1,013	2,622	8,296	9,052
Supply chain segmentation	660	13,298	5,435	14,587
Headcount actions and related severance	2,531	(18)	5,376	(1,112)
Professional services	165	6,020	3,813	21,014
(Gain) loss on sale of business and classification of assets held for sale	(1,558)	4,310	3,641	(6,558)
Other	525	219	957	650
Loss on extinguishment of debt	—	—	8,466	—
Gain on final settlement of cross currency swaps	—	—	(1,370)	—
Discrete tax benefits	(4,263)	—	(4,263)	—
Tax effect on actions	—	(4,493)	—	(6,394)
Income from continuing operations, as adjusted	$34,009	$102,059	$8,419	$318,178

	Quarters Ended[1]		Nine Months Ended[1]
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Diluted earnings (loss) per share from continuing operations, as reported under GAAP	$(0.11)	$0.23	$(0.27)	$0.82
Restructuring and other action-related charges:
Global Champion performance plan	0.21	—	0.21	—
Full Potential transformation plan:
Technology	0.00	0.01	0.02	0.03
Supply chain segmentation	0.00	0.04	0.02	0.04
Headcount actions and related severance	0.01	0.00	0.02	0.00
Professional services	0.00	0.02	0.01	0.06
(Gain) loss on sale of business and classification of assets held for sale	0.00	0.01	0.01	(0.02)
Other	0.00	0.00	0.00	0.00
Loss on extinguishment of debt	—	—	0.02	—
Gain on final settlement of cross currency swaps	—	—	0.00	—
Discrete tax benefits	(0.01)	—	(0.01)	—
Tax effect on actions	—	(0.01)	—	(0.02)
Diluted earnings per share from continuing operations, as adjusted	$0.10	$0.29	$0.02	$0.91

1	Amounts may not be additive due to rounding.

Including the favorable foreign currency impact of $6 million, global Champion sales excluding C9 Champion decreased approximately 19% in the third quarter of 2023 compared to the third quarter of 2022. On a constant currency basis, global Champion sales excluding C9 Champion decreased approximately 20% in the third quarter of 2023 compared to the third quarter of 2022.

TABLE 6-B
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	September 30, 2023	October 1, 2022
Leverage Ratio:

EBITDA[1]:
Income (loss) from continuing operations	$(513,775)	$354,893
Interest expense, net	255,331	142,715
Income tax expense	476,673	63,721
Depreciation and amortization	106,541	105,015
Total EBITDA	324,770	666,344
Total restructuring and other action-related charges (excluding tax effect on actions)[2]	130,574	147,889
Other net losses, charges and expenses[3]	125,134	117,923
Total EBITDA, as adjusted	$580,478	$932,156

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs and debt discount of $36,744 and $13,211, respectively)	$3,606,500	$3,911,850
(Less) debt related to an unrestricted subsidiary[4]	(200,500)	—
Other debt and cash adjustments[5]	3,992	10,973
(Less) Cash and cash equivalents	(191,091)	(253,131)
Net debt	$3,218,901	$3,669,692

Debt/Income (loss) from continuing operations[6]	(7.0)	11.0

Net debt/EBITDA, as adjusted[7]	5.5	3.9

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
2
The last twelve months ended September 30, 2023 includes $74 million of global Champion performance plan charges, $15 million of headcount actions and related severance charges, $11 million of technology charges, $9 million of supply chain segmentation charges, $8 million of a loss on extinguishment of debt, $7 million of professional services, $7 million of a loss on the sale of business and classification of assets held for sale, $1 million related to other restructuring and other action-related charges and $1 million of a gain on the final settlement of cross currency swap contracts. The last twelve months ended October 1, 2022 includes $46 million of a loss on extinguishment of debt, $32 million of a loss on classification of assets held for sale, $29 million of professional services, $18 million of supply chain segmentation charges, $11 million of technology charges, $8 million related to other restructuring and other action-related charges and $4 million of headcount actions and related severance charges. The items included in restructuring and other action-related charges are described in more detail in Table 6-A.

3
Represents other net losses, charges and expenses that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. The last twelve months ended September 30, 2023, primarily includes $59 million of excess and obsolete inventory write-offs, $23 million in other compensation related items primarily stock compensation expense, $16 million of pension non-cash expense, $14 million in charges related to sales incentive amortization, $9 million of bad debt expense, $6 million in charges related to the ransomware attack and extraordinary events, $6 million of non-cash cloud computing expense, $6 million of net unrealized gains due to hedging activities and $2 million of interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary. The last twelve months ended October 1, 2022, primarily includes $39 million of excess and obsolete inventory write-offs, $29 million in charges related to the ransomware attack and extraordinary events, $25 million in other compensation related items primarily stock compensation expense, $22 million of pension non-cash expense, $2 million of bad debt expense and $1 million of non-cash cloud computing expense.

4	Represents amounts outstanding under an existing accounts receivable securitization facility entered into by an unrestricted subsidiary of the Company.
5	Includes drawn letters of credit, financing leases and cash balances in certain geographies.
6	Represents Debt divided by Income (loss) from continuing operations which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.
7
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes net other losses, charges and expenses in addition to restructuring and other action-related charges.

	Quarters Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Free cash flow[1]:
Net cash from operating activities	$155,111	$(50,608)	$287,344	$(491,682)
Capital expenditures	(2,220)	(33,009)	(35,790)	(70,955)
Free cash flow	$152,891	$(83,617)	$251,554	$(562,637)

1	Free cash flow includes the results from continuing and discontinued operations in the periods prior to the sale of the European Innerwear business on March 5, 2022.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	December 30, 2023	December 30, 2023
Operating profit outlook, as calculated under GAAP	$116,000	$309,000
Restructuring and other action-related charges	15,000	116,000
Operating profit outlook, as adjusted	$131,000	$425,000

Interest expense, net and other expenses outlook, as calculated under GAAP	$80,000	$317,000
Restructuring and other action-related charges	—	7,000
Interest expense, net and other expenses outlook, as adjusted	$80,000	$310,000

Income tax expense outlook, as calculated under GAAP	$18,000	$71,000
Restructuring and other action-related charges	—	4,000
Income tax expense outlook, as adjusted	$18,000	$75,000

Diluted earnings (loss) per share from continuing operations, as calculated under GAAP[1]	$0.05	$(0.22)
Restructuring and other action-related charges	0.04	0.34
Diluted earnings per share from continuing operations, as adjusted	$0.09	$0.12

Cash flow from operations outlook, as calculated under GAAP		$500,000
Capital expenditures outlook		50,000
Free cash flow outlook		$450,000

1
The company expects approximately 352 million diluted weighted average shares outstanding for the quarter ended December 30, 2023 and approximately 351 million diluted weighted average shares outstanding for the year ended December 30, 2023.

The Company is unable to reconcile projections of financial performance beyond 2023 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2023 and beyond, such as net sales, operating profit, tax rates and action related charges.